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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

         Date of report (Date of earliest event reported) May 31, 1996

                                    OMI CORP.

             (Exact name of Registrant as specified in its charter)

    Delaware                  2-87930                             13-2625280
(State or other          (Commission                          (I.R.S. Employer
 Jurisdiction of           File Number                       Identification No.)
 incorporation)

90 Park Avenue
New York, New York                                                     10016
(Address of principal executive offices)                             (Zip Code)

Registrant's telephone number, including area code (212)986-1960


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Item 7. Financial Statements, Proforma Information and Exhibits

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         C.       Exhibit

                  (99) Press Release

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    OMI CORP.

June 12, 1996                                      By:     Vincent de Sostoa

                                                           Vincent de Sostoa
                                                           Senior Vice President
                                                           of Finance and CFO


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                                   Exhibit 99

OMI CORP. COMMENCES CASH TENDER OFFER FOR OUTSTANDING NOTES

     NEW YORK, May 31 /PRNewswire/--OMI Corp. (OMM:NYSE) Today announced the commencement of a cash tender offer and consent solicitation relating to all of OMI's outstanding 10 1/4% Senior

     Notes due 2003. In its cash tender offer, OMI is offering to buy any and all of the outstanding Notes at a price of $980 per $1,000 principal amount (which includes a tender fee of $20 per $1,000 principal amount) plus accrued and unpaid interest to, but not including, the payment date.

     In connection with the tender offer, OMI is soliciting consents to amend certain provisions of the indenture governing the Notes. Holders of the Notes who tender their Notes will be required to consent to the proposed amendments and consents will not be accepted without a tender of Notes. There will be no separate payment for the consents. The terms of the tender offer and consent solicitation are contained in the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal. The tender offer and consent solicitation is conditioned upon, among other things: (i) the proposed amendments having been consented to by the holders of not less than a majority in principal amount of the outstanding Notes and a supplemental indenture in respect thereof having been executed and delivered; and (ii) the consummation of the new credit agreement which will provide funds to purchase the Notes and for other operational needs. The tender offer and consent solicitation will expire at 5 p.m., New York time, on June 27, 1996, unless extended. Salomon Brothers Inc is acting as sole dealer-manager and D.F. King & Co., Inc. is acting as the information agent for the tender offer and consent solicitation. A copy of the Offer to Purchase and Consent Solicitation Statement and related materials may be obtained from D.F. King & Co., Inc. by calling (800) 848-3374.

     OMI is a diversified major bulk shipping company which operates in both the international and U.S. shipping markets.

     /Contact: Investor Relations Department (212) 297-2230.